                                                                   EXHIBIT 10.26

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4), 200.83 and 230.406.

                        DEVELOPMENT AND LICENSE AGREEMENT

         THIS DEVELOPMENT AND LICENSE AGREEMENT ("Agreement") is made and entered into effective as of the 12th day of May, 1997 (the "Effective Date"), by GENERAL MAGIC, INC., a Delaware corporation having a place of business at 420 North Mary Avenue, Sunnyvale, California 94086 ("Magic"), and STARFISH SOFTWARE, INC., a California corporation having a place of business at 1700 Green Hills Road, Scotts Valley, California 96066 ("Starfish").

                                    RECITALS

         A. WHEREAS, Magic is engaged in the business of designing, developing and distributing network service technology with personal calendar and contact management features ("Magic Network Service").

         B. WHEREAS, Starfish has developed server-based personal information management software known as Intera.

         C. WHEREAS, Magic desires to engage Starfish to develop a customized version of Starfish's server-based personal information management software and to obtain a license from Starfish for such software and Starfish is willing to perform such development and license such software to Magic upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                                    AGREEMENT

1. DEFINITIONS.

         1.1 "CONFIDENTIAL INFORMATION" as used in this Agreement shall mean any confidential or proprietary information disclosed by one party to the other pursuant to this Agreement, whether in oral, written, graphic or electronic form, including source code, software tools, designs, schematics, plans or any other information relating to any research project, work in process, future development, scientific, engineering, manufacturing, marketing or business plan or financial or personnel matter concerning either party, its present or future products, sales, suppliers, customers, employees, investors or business.

         1.2 "DELIVERABLE" means each of the Alpha, Customer Pilot, Performance Tuning, Customer First Beta, Customer Second Beta, Customer Third Beta and Customer Gamma versions of the Product as further described in the Specifications set forth in Exhibit A (Specifications") attached hereto.

         1.3 "DELIVERABLES SCHEDULE" means the schedule for performance under this Agreement set forth in Exhibit B ("Deliverables Schedule") attached hereto.

         1.4 "EXCLUSIVE FIELD OF USE" means [**] features and a [**]. The Exclusive Field of Use does not include client or synchronization software.

[**] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.



                                       1.
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         1.5 "LICENSED TECHNOLOGY" means all patents, copyrights, trade secrets, mask works, inventions and other intellectual property or proprietary rights associated with the Software and the Product.

         1.6 "PRODUCT" means the software and accompanying end user documentation developed by Starfish pursuant to this Agreement as further described in the Specifications set forth in Exhibit A ("Specifications") attached hereto.

         1.7 "SOFTWARE" means Starfish's server-based personal information management software known as Intera, a copy of which has been delivered to Magic.

         1.8 "SPECIFICATIONS" means the written specifications for the Product set forth in Exhibit A ("Specifications") attached hereto, including any and all modifications, amendments or changes thereto made pursuant to this Agreement.

         1.9 "TRADEMARKS" means those of Starfish's trademarks and service marks identified on Exhibit E ("Trademarks").

2. DEVELOPMENT SERVICES.

         2.1 SCOPE OF DEVELOPMENT. Starfish agrees to develop the Product in accordance with the Specifications and pursuant to the Deliverables Schedule.

         2.2 COSTS OF DEVELOPING THE PRODUCT. Except as set forth in Section 5.1 ("NRE Fees"), Starfish shall bear the costs of developing the Product.

         2.3 PROJECT MANAGEMENT. Magic and Starfish will each appoint a project manager to serve as the primary contact between the parties. Starfish agrees to appoint a project manager who has substantial expertise in the Software. Either party may replace its project manager at any time by providing written notice of such replacement to the other party, provided that the Starfish project manager shall have the expertise set forth above. The Starfish project manager shall assume responsibility for ensuring that the Product is developed in accordance with the Specifications and the Deliverables Schedule.

3. DELIVERY AND ACCEPTANCE.

         3.1 DELIVERABLES. Starfish shall deliver each of the Deliverables to Magic in accordance with the Deliverables Schedule. All Deliverables shall be delivered in machine-readable object code form and shall be provided to Magic in electronic form, master diskettes or CD-ROM.

         3.2 MAGIC ACCEPTANCE TESTING. Magic will, within thirty (30) days from delivery of each Deliverable, test the Deliverable to verify whether such Deliverable conforms to the applicable Specifications. If the Deliverable fails to conform to the applicable Specifications, Magic shall notify Starfish in writing, and Starfish shall have an additional thirty (30) calendar days (the "Correction Period") in which to correct or modify such Deliverable to conform in all material respects to the applicable Specifications and to resubmit such Deliverable to Magic for testing. If such Deliverable fails to conform in all material respects to the applicable Specifications at the end of the Correction Period, or if Starfish fails to deliver the Deliverable in accordance with the Deliverables Schedule, then at Magic's option, (a) the Agreement shall remain in effect and (i) the Correction Period or the time for delivery of the Deliverable may be extended as may be agreed by the parties, or (ii) Magic may correct or complete the Deliverable and deduct an amount equal to Magic's fully-burdened costs (including without limitation direct internal labor and fringe benefits and any sums, including royalties paid to third parties) from any further payments due to Starfish hereunder, or (b) Magic may terminate this Agreement, including all licenses granted herein.



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4. INTELLECTUAL PROPERTY RIGHTS.

         4.1 STARFISH'S OWNERSHIP. Starfish shall retain all right, title and interest in the Software and the Product, including without limitation all patent, copyright, trade secret, trademark, and other proprietary and intellectual property rights therein.

         4.2 MAGIC'S OWNERSHIP. Magic shall retain all right, title and interest in and to the Magic Network Service, including without limitation all patent, copyright, trade secret, trademark, and other proprietary and intellectual property rights therein.

         4.3 LICENSE GRANT.

               (a) Starfish hereby grants to Magic under the Licensed Technology a non-exclusive (except as set forth in Section 4.3(b) below), worldwide, perpetual, irrevocable, transferable, royalty-bearing license (with rights to sublicense through multiple tiers of sublicensees) to use, manufacture, reproduce, market, distribute, publicly perform and publicly display the Product in connection with the Magic Network Service by means now known or hereafter developed.

               (b) Starfish agrees that Magic shall have the exclusive right (even as to Starfish) to exercise all rights under the license set forth in
Section 4.3(a) above in the Exclusive Field of Use commencing on the Effective Date of the Agreement and continuing until January 1, 1999.

               (c) Magic agrees to distribute the Product only as incorporated on or bundled with the Magic Network Service and not on a standalone basis.

         4.4 TRADEMARK LICENSE. Starfish hereby grants Magic a non-exclusive, worldwide, perpetual license to use the Trademarks in connection with the advertising, marketing, and distribution of the Magic Network Service. Starfish is familiar with and approves the quality of Magic's products and technologies. The quality of Magic's products or technology which utilize the Trademarks shall be substantially of the same quality as Magic's products and technologies. Magic will adhere to reasonable guidelines for the use of the Trademarks to be communicated in writing by Starfish to Magic from time to time.

5. NRE FEES, LICENSE FEES, AND TAXES.

         5.1 NRE FEES. From May 12, 1997, through and including March 12, 1998, Magic will pay Starfish a non-recurring engineering fee of [**] in consideration for Starfish's development and other services hereunder ("NRE Fee"); provided, however, that continued payment of the NRE Fee is conditioned on Starfish dedicating the efforts of at least one project manager who has substantial expertise in the Software, three software engineers, two quality assurance engineers and one documentation writer to the performance of the development and other services required under this Agreement, including without limitation PIM and device synchronization and performance optimization. The first payment of the NRE Fee shall be made by wire transfer on or before [**]; thereafter, payment of the fee shall be made on the [**].

         5.2 ROYALTIES. Magic will pay a royalty to Starfish in accordance with the royalty schedule set forth in Exhibit C ("Royalty Fees"). Royalties due pursuant to this Section shall be calculated on a calendar quarter basis. Payment of royalties with respect to each calendar quarter shall be due within forty five (45) days after the end of each quarter, beginning with the quarter in which the first commercial introduction of a Magic product incorporating the Product occurs. All royalties due hereunder shall be paid in United States dollars.

[**] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.



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                  5.2.1 ROYALTY REPORTS AND AUDITS. On or before the due date of each royalty payment (and regardless of whether any amounts are then payable), Magic shall provide Starfish with a written report specifying by country the number of subscribers to the Magic Network Service and the number of server installations during the prior quarter. On at least fifteen (15) days written notice to Magic, and no more frequently than once every twelve (12) months, Starfish shall be entitled to retain an independent accounting firm reasonably acceptable to Magic to audit the books and records of Magic pertaining to the payment of royalties to Starfish hereunder, for the sole purpose of confirming the accuracy of the above-mentioned reports. Any such audit shall be performed during normal business hours, subject to the execution by the independent accounting firm of Magic's standard confidentiality agreement. In the event of any underpayment or overpayment of royalties, the applicable party shall promptly remit to the other party all amounts due. The cost of the audit shall be borne by Starfish unless a material discrepancy is discovered, in which case the cost of the audit shall be borne by Magic. For the purposes of this Section, a discrepancy shall be deemed material if it involves an underpayment to Starfish of more than five percent (5 %) of the royalties due for the period subject to audit.

         5.3 MOST FAVORED STATUS. In the event Starfish enters into an agreement with another licensee to license the Software or the Product for marketing and distribution to enterprise customers, and such agreement contains more favorable Economic Terms (as defined below) than those set forth in this Agreement, Starfish shall inform Magic of the Economic Terms offered to such licensee and Magic will have thirty (30) days after receipt of such notice to substitute such Economic Terms for those set forth in this Agreement. For the purposes of this Section, "Economic Terms" shall mean terms and conditions with respect to license fees, royalty rates, advances on royalties, marketing expenditure commitments, maintenance and support obligations. If Magic elects to substitute the Economic Terms of any such agreement, the substituted Economic Terms shall be effective on the effective date of the agreement with the other licensee.

         5.4 EXPENSES. Except for the payment by Magic as set forth in Sections
5.1 ("NRE Fees") and 5.2 ("Royalties"), all out-of-pocket expenses incurred by Starfish in the performance of its obligations hereunder shall be paid by Starfish.

         5.5 TAXES. Starfish agrees to pay, and to indemnify and hold Magic harmless from, any sales, use, excise, import or export, stamp, value added or similar tax or duty not based on Magic's net income, as well as the collection or withholding thereof, including penalties and interest, and all government permit or license fees and all customs or similar fees, levied upon the delivery of the Product and any other Deliverables made by Starfish to Magic pursuant to this Agreement.

6. SOURCE CODE ESCROW.

         6.1 SOURCE CODE. Source Code (as defined below) shall be written in a commercially available software programming language and shall be documented in the English language sufficiently to permit a reasonably competent programmer in such programming language to understand and modify the Source Code.

         6.2 ESCROW. Magic and Starfish agree that, promptly following the execution of this Agreement, Magic and Starfish will enter into an Escrow Agreement substantially in the form set forth in Exhibit D ("Escrow Agreement") and incorporated herein by reference, which provides for Starfish's deposit of the human-readable source code form ("Source Code") of the Software and each Deliverable, with Brambles NSD, Inc. ("Escrow Agent") and release of such Source Code to Magic as provided below and more specifically described in the Escrow Agreement. At the beginning of and prior to performing any development work hereunder, Starfish shall deliver to the Escrow Agent a copy of the Source Code for the Software. Delivery of Source Code for the Software to the Escrow Agent under this Section shall also



                                       4.
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include copies of the computer programs or utilities necessary to create, compile and run the Source Code for the Software when rendered into object code form (or, if such programs or utilities are generally commercially available from third party vendors, a listing of such programs and utilities) and other instructions if reasonably necessary to explain the use of the tools if they are custom programs developed by Starfish or its contractors. Such materials shall be in English. Concurrently with the delivery of each Deliverable, Starfish shall deliver to the Escrow Agent a copy of the Source Code for the relevant Deliverable. To the extent that the tools needed to work with the Source Code for each Deliverable are changed from the version first deposited in escrow, the current deposit in escrow shall include the updated tools (or a listing thereof, if generally commercially available from a third party vendor) and instructions relating thereto. At the end of the development project, Starfish will deliver to the Escrow Agent a copy of the final Source Code and tools (as described above) for the Product. The escrow fees shall be borne by Magic. Magic shall have a right to obtain a copy of Source Code, tools and instructions deposited in escrow only in the following situations (each an "Escrow Release Event"):

               (a) EXERCISE OF COMPLETION RIGHTS. In the event that Magic is entitled to exercise completion rights as specified in Section 3.2 above and Magic chooses to exercise such completion rights, Magic will be entitled to receive a copy of the Source Code in the form developed to date, solely for use by Magic or a third party contractor of Magic to complete the Product. Magic will still be obligated to pay Starfish royalties due under this Agreement for the licensing and distribution of the Product, but the amount of such royalties shall be reduced as set forth in Section 3.2(a)(ii).

               (b) INSOLVENCY. Starfish becomes insolvent, files for any form of bankruptcy, makes any assignment for the benefit of creditors, dissolves, liquidates, or ceases to conduct business;

               (c) MAINTENANCE/SUPPORT OBLIGATIONS BREACH. Starfish breaches its maintenance and support obligations under this Agreement; or

               (d) WARRANTY OBLIGATIONS BREACH. Starfish has breached its warranty obligations as set forth in Section 7 ("Warranty").

         6.3 EFFECT OF RELEASE FROM ESCROW. In the event Magic obtains Source Code pursuant to Section 6.2, Starfish hereby grants to Magic a nonexclusive (except as described below), perpetual, irrevocable, worldwide license under the Licensed Technology to (i) reproduce, modify and prepare derivative works of the Source Code, and (ii) use, manufacture, reproduce, market, distribute, publicly perform and publicly display the Product in object code format in connection with the Magic Network Service by means now known or hereafter developed. In addition, Magic will automatically have the exclusive right to use, manufacture, reproduce, modify, prepare derivatives works of, market, distribute, publicly perform and publicly display the Product in the Exclusive Field of Use until January 1, 1999. Magic agrees that it will not exercise its rights pursuant to this Section unless one of the events specified in Section 6.2 has occurred.

7. WARRANTY. Starfish warrants that for a period of twelve (12) months after the first commercial introduction of a Magic product incorporating the Product (the "Warranty Period"), the Product will perform in all material respects in accordance with the Specifications. During the Warranty Period, Starfish shall correct any failure of the Product to perform in accordance with the Specifications as soon as reasonably possible, but in no event more than forty-five (45) calendar days, after notice from Magic of any failure to perform in accordance with the Specifications. Furthermore, during the Warranty Period, without additional charge, Starfish will (i) assist in integration of the Product, revisions and corrections with the Magic Network Service; (ii) assist Magic with the identification and resolution of problems with the Product, revisions and corrections; and (iii) develop, to the extent necessary, temporary fixes and work arounds for emergency difficulties. Starfish will supply Magic with object code for all revisions and corrections required for the Product to conform to the Specifications. Starfish shall deposit in escrow for release in accordance with



                                       5.
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Section 6 the Source Code and related documentation (including descriptions of the Source Code and build procedures for the object code) for all revisions and corrections to the Product required for the Product to conform to the Specifications. In addition to the foregoing, at Magic's request, Starfish will make qualified technical personnel available for a minimum of 200 hours at reasonable times for training and consultation with representatives of Magic with respect to revisions and corrections to the Product.

TO THE MAXIMUM EXTENT PERMITTED BY LAW, AND EXCEPT AS SET FORTH IN THIS SECTION, STARFISH DISCLAIMS ALL CONDITIONS, WARRANTIES, REPRESENTATIONS, LIABILITIES AND OBLIGATIONS WHETHER EXPRESS OR IMPLIED ARISING FROM NEGLIGENCE OR IMPOSED BY STATUTE OR OTHERWISE, IN RESPECT OF THE SUPPLY AND OPERATION OF THE PRODUCT OR ANY RELATED SERVICES BY STARFISH, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8. MAINTENANCE AND SUPPORT. Commencing upon commercial introduction of the Magic Network Service and for the term of this Agreement, Starfish agrees to provide Magic revisions and corrections of the Product as needed during the term hereof to correct any minor errors or to fix bugs that do not materially affect the functionality of the Product.

9. INDEMNITY.

         9.1 TITLE. For a period of five years following commercial introduction of a Magic product incorporating the Product, Starfish represents and warrants that the Product, including the Software, is or will be original creations of Starfish and that it does not and will not infringe or misappropriate trade secret or United States copyright, trademark and, to Starfish's knowledge, patent rights of any third party; that Starfish has not previously or otherwise granted any rights to any third party which conflict with the rights herein granted by Starfish; and that Starfish has the full power and ability to enter into this Agreement, to carry out its obligations set forth herein and to grant the rights granted to Magic herein.

         9.2 TITLE INDEMNITY. Starfish shall defend and indemnify Magic, its officers, directors, employees, agents and subcontractors for, and hold them harmless against, any loss, expense, damage or liability, including, without limitation, any reasonable attorneys' and expert witness fees, arising from any claim, suit, action or proceeding alleging any breach of the warranties set forth in Section 9.1 ("Title") above, provided that Magic gives Starfish prompt written notice, and reasonable cooperation, at Starfish's expense, in the defense of any such claim. Starfish shall have exclusive authority to defend and settle all such claims, provided, however, that Starfish must obtain Magic's prior written consent to any settlement affecting the business of Magic, or requiring any payment from or performance of any obligation by Magic. Magic shall be entitled to participate in the defense of any claim at its expense. If the Product, or the operation thereof, becomes, or in Starfish's opinion is likely to become the subject of such a claim, then Starfish may, at its sole option and expense (i) obtain a license for Magic to make, use and sell the Product in accordance with the terms hereof, or (ii) replace or modify the Product so that it becomes noninfringing but equivalent in all material respects; provided, however, that in the event the Product is held to infringe, Starfish shall use its best efforts to obtain at its sole expense a license for Magic to make, use and sell the Product in accordance with the terms hereof. Notwithstanding the foregoing, Starfish shall have no indemnification obligation for any claim caused by operation or use of the Product in combination with software or hardware not supplied by Starfish, if such claim would have been avoided by operation or use of the Product in combination with different hardware or software or, to the extent possible, use on a stand-alone basis.



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10. LIMITATION OF LIABILITY. Neither party shall be liable to the other party for any collateral, incidental, special or consequential damages of any kind, including lost profits, loss of data, loss of use and the like, arising out of or relating to this Agreement, whether in contract, tort or otherwise. In no event shall either party's aggregate cumulative liability to the other exceed the [**]. The foregoing limitation shall not apply to Starfish's indemnity obligation set forth in Section 9.2 ("Title Indemnity"). This Section shall survive any termination or expiration of this Agreement.

11. CONFIDENTIALITY.

         11.1 Each party agrees that it will not make use of, disseminate, or in any way disclose the other party's Confidential Information to any person, firm or business, except as authorized by this Agreement and to the extent necessary for performance of this Agreement. Each party agrees that it will disclose Confidential Information only to those of its employees who need to know such information in connection with their work under and pursuant to this Agreement, and who have previously agreed to be bound by the terms and conditions of this Agreement. Each party agrees that it will treat all Confidential Information of the other party with the same degree of care it accords its own confidential information; each party represents that it exercises reasonable care to protect its own confidential information.

         11.2 The receiving party's obligations with respect to any portion of Confidential Information shall terminate when the receiving party can document that the Confidential Information (i) was in the public domain at the time it was communicated to the receiving party by the disclosing party; (ii) entered the public domain subsequent to the time it was communicated to the receiving party by the disclosing party through no fault of the receiving party; (iii) was in the receiving party's possession free of any obligation of confidence at the time it was communicated to the receiving party by the disclosing party; (iv) was rightfully in the receiving party's possession free of any obligation of confidence at or subsequent to the time it was communicated to the receiving party by the disclosing party; (v) was developed by employees or agents of the receiving party independently of and without reference to any information communicated to the receiving party by the disclosing party; or (vi) was disclosed in response to a valid order by a court or other governmental body, or as otherwise required by law.

         11.3 This Section 11 ("Confidentiality") shall survive any termination of this Agreement.

12. INVESTMENT. On or before May 23, 1997, or such other date as may be agreed by the parties, Starfish and Magic will close a transaction whereby Starfish will issue to Magic preferred stock equivalent to [**] percent ([**]%) of the outstanding common stock equivalents of Starfish. In consideration therefor, Magic shall pay Starfish the sum of [**], [**] of which will be paid by wire transfer to Starfish on or before May 13, 1997. In the event that, notwithstanding the parties' obligation to negotiate in good faith, such an agreement is not closed on or before May 23, 1997, or such other date as may be agreed by the parties, Starfish may terminate this Agreement and the licenses granted hereunder upon written notice to Magic. In such circumstances, Starfish shall refund all monies paid pursuant to this Section, but may retain the initial payment of [**] made by Magic under Section 5.1 ("NRE Fees").

13. TERM AND TERMINATION.

         13.1 TERM. The term of this Agreement will commence on the Effective Date and will continue, unless terminated in accordance with the provisions hereof.

         13.2 TERMINATION FOR CAUSE. Either party may terminate this Agreement if the other breaches a material term or condition of this Agreement and fails to cure such breach following fifteen (15) days written

[**] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


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


notice, provided however that notwithstanding anything to the contrary in this Section Magic may immediately exercise its right to terminate this Agreement pursuant to Section 3.2.

         13.3 RIGHTS UPON TERMINATION. Upon termination of this Agreement, and to the extent consistent with the rights and obligations set forth in the surviving sections of this Agreement listed below, each party will deliver all Confidential Information of the other party in its possession to the other party, or will destroy all such Confidential Information, and an authorized officer of each party shall immediately certify that all such materials have been returned or destroyed. In the event of such termination by Magic, all the rights and obligations pursuant to Sections 4 ("Intellectual Property Rights"),
4.3 ("License Grant"), 4.4 ("Trademark License"), 5.2 ("Royalties"), 6 ("Source Code Escrow"), 7 ("Warranty"), 9 ("Indemnity"), 10 ("Limitation of Liability"), 11 ("Confidentiality") and 14 ("General Provisions") shall remain in effect. In the event of such termination by Starfish, all the rights and obligations pursuant to Sections 4 ("Intellectual Property Rights"), 4.3 ("License Grant"),
4.4 ("Trademark License"), 5.2 ("Royalties"), 10 ("Limitation of Liability"), 11 ("Confidentiality") and 14 ("General Provisions") shall remain in effect.

14. GENERAL PROVISIONS.

         14.1 CONFIDENTIALITY OF AGREEMENT. Either party may disclose their relationship with the other party, but may not disclose the terms of this Agreement, except pursuant to a mutually agreeable press release or as otherwise approved by the other party hereto in writing.

         14.2 NO AGENCY. Starfish will in all matters relating to this Agreement act as an independent contractor. Starfish will have no authority and will not represent that it has any authority to assume or create any obligation, express or implied, on behalf of Magic, or to represent Magic as agent, employee or in any other capacity. Neither execution nor performance of this Agreement shall be construed to have established any agency, joint venture or partnership.

         14.3 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the United States of America and of the State of California excluding the application of their respective conflict of laws rules, and the parties agree that the law of no other jurisdiction shall govern or be used to construe or interpret this Agreement. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement. Any suit hereunder will be brought solely in the federal or state courts in the Northern District of California and Starfish hereby submits to the personal jurisdiction thereof.

         14.4 BANKRUPTCY. Starfish and Magic acknowledge that this Agreement and all rights and licenses granted under or pursuant to this Agreement by Starfish to Magic are, and shall otherwise be deemed to be, licenses of rights to "intellectual property" as defined under Section 101 of Title 11 of the United States Code. Title 11 of the United States Code is hereinafter referred to as the "Bankruptcy Code". The parties agree that Magic, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Starfish under the Bankruptcy Code, Magic shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and same, if not already in its possession, shall be promptly delivered to Magic (i) upon any such commencement of a bankruptcy proceeding following written request therefor by Magic, unless Starfish elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Starfish. Magic shall have the sublicensable right to such intellectual property as set forth in Section 4.3 ("License Grant"). The parties also agree that the escrow arrangement set forth in Section 6 ("Source Code Escrow") is an "agreement supplementary to"


                                       8.

the license grant set forth in Section 4.3 ("License Grant") as provided in
Section 365(n) of the Bankruptcy Code. Starfish acknowledges that if Starfish as a debtor in possession, or a trustee in bankruptcy in a case under the Bankruptcy Code, rejects the licenses granted in this Agreement, Magic may elect to retain its rights under the license and escrow granted herein as provided in
Section 365(n) of the Bankruptcy Code. After the commencement of a case under the Bankruptcy Code by or against Starfish, and unless and until the license granted herein is terminated, upon written request of Magic to Starfish or the trustee in bankruptcy, Starfish or the trustee in bankruptcy shall not interfere with the rights of Magic as provided in this Agreement, including the right to obtain any materials in escrow from the Escrow Agent.

         14.5 COMPLIANCE WITH LAW. Each party shall provide, pay for, and keep in good standing all licenses pertaining to its activities and shall comply in all material respects with federal, state, local and foreign laws and regulations pertaining to its obligations pursuant to this Agreement.

         14.6 NOTICES. All notices or reports permitted or required under this Agreement shall be in writing and shall be delivered by personal delivery, telegram, telex, telecopier, facsimile transmission or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery, five days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices shall be sent to the signatory of this Agreement, with a copy to the General Counsel for that party, at the address set forth at the beginning of this Agreement or such other address as either party may hereafter specify in writing to the other.

         14.7 INJUNCTIVE RELIEF. It is understood and agreed that, notwithstanding any other provision of this Agreement, breach by either party of the provisions of this Agreement regarding the protection of Confidential Information will cause irreparable damage to the other party for which recovery of money damages would be inadequate, and that the other party shall therefore be entitled to seek timely injunctive relief to protect such party's rights under this Agreement in addition to any and all remedies available at law.

         14.8 TIME OF THE ESSENCE. The parties acknowledges that time is of the essence in the performance of the obligations under this Agreement.

         14.9 WAIVER. The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

         14.10 SEVERABILITY. In the event that any provision of this Agreement is found by a court or other body of competent jurisdiction to be unenforceable or invalid under any applicable law such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such unenforceable or invalid provision shall be changed and interpreted so as to best accomplish the objectives of such provision within the limits of applicable law.

         14.11 WARRANTY. Each party warrants that it has full power to enter into and perform this Agreement, and the person signing this Agreement on a party's behalf has been duly authorized and empowered to enter in this Agreement.

         14.12 EXHIBITS. The parties hereby agree that they shall negotiate in good faith to agree upon and attach Exhibits A ("Specifications") and D ("Escrow Agreement") hereto on or before May 23, 1997, or such other date as may be agreed by the parties. In the event that, notwithstanding the parties' obligation to negotiate in good faith, the parties fail to agree upon and attach Exhibits A ("Specifications") and D ("Escrow Agreement"), Starfish shall refund all monies paid pursuant to this Agreement, but may retain the initial payment of [**] made by Magic under Section 5.1 ("NRE Fees"), and this Agreement, including all licenses granted hereunder, shall terminate.


                                       9.

[**] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH
     THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

         14.13 HEADINGS. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement.

         14.14 ASSIGNMENT. Starfish shall not assign its rights or obligations arising under this Agreement without the prior written consent of Magic except in the event of a merger, acquisition, or sale of all or substantially all of its assets or of the Software. Any assignment in violation of this Section shall be void. Subject to the above restriction on assignment, this Agreement shall inure to the benefit of and bind the successors and assigns of the parties.

         14.15 ENTIRE AGREEMENT. This Agreement and the Exhibits attached hereto constitute the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes, and the terms of this Agreement govern, any prior or collateral agreements with respect to the subject matter hereof with the exception of any prior confidentiality agreements between the parties. This Agreement may only be changed by mutual, written agreement of authorized representatives of the parties.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective authorized representatives. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original.



Magic:                                      Starfish:

GENERAL MAGIC, INC.                         STARFISH SOFTWARE, INC.

/s/ Steven Markman                          /s/ John Hansen
-----------------------------               -------------------------------
Authorized Signature                        Authorized Signature

Steven Markman                              John Hansen
-----------------------------               -------------------------------
Printed Name                                Printed Name

Chairman, CEO & President                   VP, Business Development
-----------------------------               -------------------------------
Title                                       Title

May 13, 1997                                May 13, 1997
-----------------------------               -------------------------------
Date                                        Date



                                      10.

                                    EXHIBIT A

                                 SPECIFICATIONS



                   TO BE PROVIDED BY THE PARTIES PURSUANT TO
                        SECTION 14.12 OF THE AGREEMENT.








                                       1.

                                    EXHIBIT B

                              DELIVERABLES SCHEDULE

PRELIMINARY SCHEDULE FOR DELIVERY OF [**] SERVER SOFTWARE [**] AND [**]
CLIENTS:

               Alpha                               [**]

               Customer Pilot                      [**]

               Performance Timing                  [**]

               Customer first Beta                 [**]

               Customer second Beta                [**]

               Customer third Beta                 [**]

               Customer Gamma                      [**]



PRELIMINARY SCHEDULE FOR SYNCHRONIZATION EFFORT: PARTIES TO DISCUSS SYNCHRONIZATION EFFORT.

Synchronize with leading devices

               PalmPilot                           [**]

               Windows CE                          [**]

Synchronize with leading Windows PIMs

               Sidekick                            [**]

               Schedule+                           [**]

               Outlook                             [**]

               Act!                                [**]

               Organizer                           [**]



[**] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH
     THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


                                       2.

                                    EXHIBIT C

                                  ROYALTY FEES

SCHEDULE OF LICENSE FEES FOR NETWORK SUBSCRIBERS

Magic will pay Starfish license fees based on the following schedule:

        [**] for so long as Magic continues to employ Starfish software in its network service and receive support from Starfish.



PRELIMINARY SCHEDULE OF LICENSE FEES FOR ENTERPRISE SALES

Magic will pay Starfish license fees based on the following schedule:

        [**]




[**] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH
     THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.



                                       3.

                                    EXHIBIT D

                          SOURCE CODE ESCROW AGREEMENT

        THIS SOURCE CODE ESCROW AGREEMENT ("Escrow Agreement") is between GENERAL MAGIC, Inc., a Delaware corporation with its principal place of business at 420 North Mary Avenue, Sunnyvale, California 94086 ("General Magic"); and STARFISH SOFTWARE, INC., a California corporation with its principal place of business at 1700 Green Hills Road, Scotts Valley, CA 96066 ("Starfish"); and Brambles NSD, Inc. a Delaware corporation having a place of business at 2109 Bering Drive, San Jose, California 95131 ("Escrow Agent").

                                    RECITALS

        A. General Magic and Starfish have entered into a Development and License Agreement (the "License Agreement") dated as of May 12, 1997, pursuant to which Starfish will develop for and license to General Magic a customized version of its personal information management software.

        B. The License Agreement requires Starfish and General Magic to enter into an escrow agreement that provides for Starfish's deposit of the human-readable source code and related materials (collectively, the "Escrow Materials") for the Software (as defined in the License Agreement) and each Deliverable (also as defined in the License Agreement) (collectively, the "Licensed Software") with Escrow Agent. The License Agreement provides that, in the circumstances specified in this Escrow Agreement, General Magic may obtain the Escrow Materials from the Escrow Agent.

        NOW, THEREFORE, the parties agree as follows:

                                    AGREEMENT

        1. ESCROW MATERIALS. "Escrow Materials" means two (2) copies of the Source Code (as defined in the License Agreement) for the Licensed Software and all existing annotated source code listings, flow charts, decision tables, schematics, drawings, specifications, documentation, design details, instructions and other related documents that pertain to the Licensed Software and all technology necessary to understand the design, structure and implementation of the Licensed Software or to create, compile and run the Source Code for the Licensed Software when rendered into object code form (including but not limited to batch files and copies of any programs or utilities that are not commercially available or a listing of programs or utilities that are commercially available) such that a third party programmer reasonably skilled in the language used in such materials could maintain and support the Licensed Software without further assistance or references to other materials. The Escrow Materials will also include the source code materials described above for any bug fixes, updates, maintenance releases or other releases of the Licensed Software delivered to General Magic under the License Agreement. All Escrow Materials shall be in English.

        2. DEPOSITS. Upon execution of this Escrow Agreement, Starfish shall deliver to the Escrow Agent the Escrow Materials



                                       1.

for the Software (the "Initial Deposit"). In addition, concurrently with the delivery of each Deliverable to General Magic under the License Agreement, Starfish will deliver to the Escrow Agent the Escrow Materials relating to such Deliverable (a "Subsequent Deposit"). At the end of the development project, Starfish will deliver to the Escrow Agent the Escrow Materials for the Product. Once deposited with the Escrow Agent, no Escrow Materials will be disclosed, divulged, destroyed, used or released except as provided in each of Paragraph 4 ("Storage of Materials; Inspection"), Paragraph 6 ("Term") and Paragraph 8 ("Delivery of Escrow Materials to General Magic").

        3. RECEIPT BY ESCROW AGENT. Starfish will furnish to the Escrow Agent a packing list in triplicate describing the Initial Deposit and each Subsequent Deposit. The Escrow Agent will issue a receipt for all Escrow Materials received and forward copies of such receipts and packing lists to both General Magic and Starfish.

        4. STORAGE OF MATERIALS; INSPECTION. The Escrow Agent will establish under its control a receptacle for the purpose of storing the Escrow Materials in safekeeping in an appropriate physical facility and will allow the inspection of the Escrow Materials by General Magic to confirm that each Deposit is complete. Any such inspection may include compiling the source code included in the Escrow Materials into the Object Code of the Licensed Software. Any inspection by General Magic will be done in the presence of an authorized representative of the Escrow Agent. General Magic will notify Starfish in writing at least ten (10) days before any requested inspection and Starfish will have the right to attend the inspection. Authorized representatives of the Escrow Agent will have access to the Escrow Materials to the extent necessary for the Escrow Agent to perform its obligations under this Escrow Agreement.

        5. RECORDS. The Escrow Agent will keep complete written records of the activities undertaken and the materials prepared and delivered to the Escrow Agent pursuant to this Escrow Agreement. Starfish and General Magic each will be entitled at reasonable times during normal business hours, and upon reasonable notice to the Escrow Agent, to inspect the records of the Escrow Agent with respect to the Escrow Materials.

        6. TERM. This Escrow Agreement will be effective upon execution by all three parties and will terminate only (a) if and when all of the Escrow Materials are delivered to General Magic pursuant to Paragraph 8 ("Delivery of Escrow Materials to General Magic"); (b) upon or at any time after termination of the License Agreement by Starfish; or (c) if and when General Magic notifies Starfish and the Escrow Agent that General Magic desires to terminate this Escrow Agreement. Upon termination of this Escrow Agreement pursuant to clause
(b) or (c) above, the Escrow Agent will return all copies of the Escrow Materials to Starfish.

        7. RELEASE EVENTS. The following events ("Release Events") will give General Magic the right to receive a single copy of the Escrow Materials from the Escrow Agent pursuant to Paragraph 8 ("Delivery of Escrow Materials to General Magic") solely for the purpose of performing the obligations of Starfish under the License Agreement:



                                       2.

                (a) EXERCISE OF COMPLETION RIGHTS. In the event that General Magic is entitled to exercise completion rights as specified in Section 3.2 of the License Agreement and General Magic chooses to exercise such completion rights;

                (b) INSOLVENCY. Starfish becomes insolvent, files for any form of bankruptcy, makes any assignment for the benefit of creditors, dissolves, liquidates, or ceases to conduct business;

                (c) MAINTENANCE/SUPPORT OBLIGATIONS BREACH. Starfish breaches its maintenance and support obligations under the License Agreement; or

                (d) WARRANTY OBLIGATIONS BREACH. Starfish breaches its warranty obligations as set forth in Section 7 of the License Agreement.

        8. DELIVERY OF ESCROW MATERIALS TO GENERAL MAGIC. The Escrow Agent agrees, and is hereby specifically authorized, to provide the Escrow Materials to General Magic on the fifth day following written notice from General Magic (a "Release Notice") certifying that one or more of the Release Events has occurred, provided that the Escrow Agent has not received a notarized affidavit executed by an executive officer of Starfish certifying that no Release Event has occurred (a "Notice of Objection"). A Release Notice must identify which Release Event or Release Events have occurred. General Magic shall provide Starfish a copy of any Release Notice delivered to the Escrow Agent pursuant hereto. Starfish shall provide General Magic a copy of any Notice of Objection delivered to the Escrow Agent pursuant hereto. If the Escrow Agent receives a Timely Notice of Objection, the Escrow Agent shall not release the Escrow Materials, but shall continue to hold them pursuant to this Escrow Agreement until otherwise jointly directed by General Magic and Starfish, or until resolution of the dispute pursuant to Paragraph 13 ("Arbitration") of this Escrow Agreement.

        9. BANKRUPTCY. Starfish and General Magic acknowledge that this Escrow Agreement is an "agreement supplementary to" the License Agreement as provided in Section 365(n) of Title 11, United States Code (the "Bankruptcy Code"). Starfish acknowledges that if Starfish, as a debtor in possession or a trustee in bankruptcy in a case under the Bankruptcy Code, rejects the License Agreement or this Escrow Agreement, General Magic may elect to retain its rights under the License Agreement and this Escrow Agreement as provided in Section 365(n) of the Bankruptcy Code. Neither Starfish nor such bankruptcy trustee will interfere with the rights of General Magic as provided in the License Agreement and this Escrow Agreement, including the right to obtain the Escrow Materials.





                                       3.

        10. LICENSE GRANT. In the event General Magic obtains the Escrow Materials hereunder, Starfish hereby grants to General Magic a nonexclusive (except as described below), perpetual, irrevocable, worldwide license under the Licensed Technology to (i) reproduce, modify and prepare derivative works of the Source Code for the Licensed Software, and (ii) reproduce, manufacture, market, distribute, publicly perform and publicly display the Products in object code format in connection with General Magic's products or technology. In addition, General Magic will automatically have the exclusive right to reproduce, manufacture, modify, prepare derivatives works of, distribute, publicly perform and publicly display the Product in the Exclusive Field of Use until January 1, 1999. General Magic agrees that it will not exercise its rights pursuant to this Paragraph 10 ("License Grant") unless one or more of the Release Events has occurred.

        11. DELIVERY SITE. Delivery of the Escrow Materials to General Magic, or return of the Escrow Materials to Starfish, will be at the offices of the Escrow Agent at 2109 Bering Drive, San Jose, California, unless special delivery instructions concerning delivery elsewhere are furnished to the Escrow Agent by the party authorized hereunder to receive the Escrow Materials.

        12. OBLIGATIONS OF ESCROW AGENT. The Escrow Agent will be responsible for the acceptance, storage, and delivery of the Escrow Materials in accordance with the terms of this Escrow Agreement and for the exercise of due diligence in accordance with the high level of care accorded fiduciary obligations. Except as provided in Paragraph 4 ("Storage of Materials; Inspection"), the Escrow Agent will have no obligation or responsibility (a) to verify that the Escrow Materials deposited with the Escrow Agent by Starfish do, in fact, consist of those items that Starfish is obligated to deliver under this Escrow Agreement or (b) to verify the existence, relevance, completeness, currency or accuracy of the Escrow Materials. The Escrow Agent will be entitled to act in good faith reliance upon any written instruction, instrument, or signature believed in good faith to be genuine and to assume in good faith that any person purporting to give any writing, notice, advice, or written instruction in connection with, or relating to, this Escrow Agreement has been duly authorized to do so.

        If the Escrow Agent is, for any reason, uncertain of its obligation to deliver the Escrow Materials to General Magic pursuant to Paragraph 8 ("Delivery of Escrow Materials to General Magic"), it will initiate an arbitration pursuant to Paragraph 13 ("Arbitration") to resolve the uncertainty. Except as expressly provided in this Escrow Agreement, the Escrow Agent agrees that it will not divulge or disclose or otherwise make available to any third party, or make any use whatsoever, of the Escrow Materials, or any information deposited with it by Starfish in connection with this Escrow Agreement, without the express prior written consent of Starfish.

        13. ARBITRATION. If, subsequent to delivery of a Release Notice to the Escrow Agent pursuant to Paragraph 8 ("Delivery of Escrow Materials to General Magic"), any dispute arises concerning the delivery of the Escrow Materials to General Magic by the Escrow Agent, such dispute will be settled by binding arbitration before a single arbitrator selected in accordance with the rules of the American Arbitration Association, to take place in Santa Clara County,




                                       4.

California, within ten (10) days following a request for arbitration from any party hereto, in accordance with the then-prevailing rules of the American Arbitration Association. The sole question shall be whether a Release Event existed at the time a Release Notice was transmitted by General Magic to the Escrow Agent. If the arbitrator determines that a Release Event has not occurred, the arbitrator shall direct the Escrow Agent to continue to hold the Escrow Materials in accordance with this Escrow Agreement. The arbitrator shall not have the power to enter any other award or finding, except that the arbitrator shall award the costs of arbitration and attorneys' fees to the prevailing party as provided in Paragraph 17 ("Attorneys' Fees") hereof. The arbitrator shall render an award within fifteen (15) days after the end of the hearing, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

        14. INDEMNITY. Starfish and General Magic jointly and severally agree to defend and indemnify the Escrow Agent and to hold the Escrow Agent harmless from and against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages, costs, charges, penalties, counsel fees, and any other expense of any other nature, including, without limitation, settlement costs incurred by the Escrow Agent on account of any good faith act or omission of the Escrow Agent, in respect of, or with regard to, this Escrow Agreement except as to the obligations of the Escrow Agent specified in Paragraphs 4 ("Storage of Materials; Inspection") and 12 ("Obligations of Escrow Agent").

        15. COMPENSATION. The Escrow Agent will be compensated as set forth on Schedule 1 ("Fee Schedule") attached hereto. The fees set forth in Schedule 1 ("Fee Schedule") are for Escrow Agent's ordinary services as escrow holder. If the Escrow Agent is required to perform any additional or extraordinary services as a result of being escrow holder, including intervention in any litigation or proceeding, the Escrow Agent will receive, upon prior written approval of the parties responsible for payment of Escrow Agent's fees and expenses, reasonable compensation for such services and will be reimbursed for such costs incurred, including reasonable attorneys' fees. All costs and expenses for establishing and maintaining the escrow, including but not limited to the Escrow Agent's fees and expenses, will be borne by General Magic.

        16. DISCHARGE OF ESCROW AGENT. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation to Starfish and General Magic specifying a date when such resignation will take effect, which date must be at least sixty (60) days after the date of receipt of such notice. Prior to the effective date of such resignation, with the prior written consent of General Magic, which will not be unreasonably withheld, Starfish will arrange for the services of a new escrow agent, and Starfish and General Magic agree to execute and deliver another escrow agreement with the new escrow agent having substantially the same terms as this Escrow Agreement. When Starfish notifies the Escrow Agent of the name and address of the new escrow agent, the Escrow Agent will forward the Escrow Materials to the new escrow agent.

        17. ATTORNEYS' FEES. In the event of any dispute between the parties, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right under or with respect to this Escrow Agreement, including without limitation, reasonable fees and expenses of attorneys and accountants, and the costs of arbitration.

        18. MODIFICATION. These escrow instructions are irrevocable except as they may be revoked or modified by written consent of General Magic, Starfish and the Escrow Agent, jointly.

        19. GOVERNING LAW. This Escrow Agreement will be governed by the laws of the State of California as such laws apply to agreements entered into and to be performed entirely within California by California residents.

        20. NOTICE. All notices required by this Escrow Agreement will be sufficiently given:



                                       5.

        (a)     upon delivery, if given in person with a signed receipt;

        (b) if given by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or

        (c) if given by registered or certified mail (postage prepaid, return receipt requested), two (2) days after deposit in the mail. All such notices will be addressed as follows:

    If to General Magic:   General Magic
                           420 North Mary Avenue
                           Sunnyvale, California  94086
                           Fax:  (408) 774-4022
                           Attention:  General Counsel

    If to Starfish:        Starfish Software, Inc.
                           1700 Green Hills Road
                           Scotts Valley, CA  96066
                           Fax: 408-461-5900
                           Attention: General Counsel

    If to Escrow Agent:    Brambles NSD, Inc.
                           2109 Bering Drive
                           San Jose, California 95131
                           Fax: 408-441-6826
                           Attention: Escrow Officer

or to such other person or address as the parties may from time to time designate in a writing delivered pursuant to this Paragraph 20 ("Notice").

        21. SEVERABILITY. If any provision of this Escrow Agreement is unenforceable or invalid under any applicable law, such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a whole, and the unenforceable or invalid provision will be changed and interpreted so as to best accomplish the objectives of such provision within the limits of applicable law.

        22. WAIVER. The failure of any party to require performance by another party of any provision will not affect the full right to require such performance at any time thereafter, nor will the waiver by any party of a breach of any provision of this Escrow Agreement by any other party be taken or held to be a waiver of the provision itself.

        23. DEFINITIONS. All capitalized terms not expressly defined in this Agreement that are expressly defined in the License Agreement have the meanings stated in the License Agreement.

        24. COUNTERPARTS. This Escrow Agreement may be executed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.




                                       6.

        25. SURVIVAL. The following provisions will survive any termination of this Agreement or partial termination of this Agreement with respect to a portion of the Escrow Materials delivered pursuant to Paragraph 8 ("Delivery of Escrow Materials to General Magic"): Paragraphs 10 ("License Grant"), 13 ("Arbitration"), 14 ("Indemnity"), 17 ("Attorneys' Fees"), 19 ("Governing Law"), 20 ("Notice"), 21 ("Severability"), 22 ("Waiver"), 24 ("Counterparts") and 26 ("Entire Agreement").

        26. ENTIRE AGREEMENT. This Escrow Agreement, together with any schedule hereto, and the License Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof. This Escrow Agreement supersedes oral, written or other communications concerning the subject matter of this Escrow Agreement. The terms of this Escrow Agreement may not be altered, amended, or modified except in a writing signed by a duly authorized representative of each party, except that General Magic and Starfish may agree in writing to modify the Release Events or the Escrow Materials required to be placed and held in escrow hereunder, and the Escrow Agent's consent to any such amendment will not be required provided that a copy of any such amendment is furnished to the Escrow Agent.

        IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be executed as of the date written below.


STARFISH SOFTWARE, INC.                 GENERAL MAGIC, INC.


By: /s/ [Signature illegible]           By: /s/ Mary E. Doyle
   ------------------------------          -------------------------------------

Title: V.P,. Business Development       Title: General Counsel
      ---------------------------             ----------------------------------

Date: 27 May 1997                       Date: May 27, 1997
     ----------------------------            -----------------------------------




BRAMBLES NSD, INC.


By:  /s/ [Signature illegible]
   ------------------------------

Title: President
      ---------------------------

Date: 6/2/97
     ----------------------------



                                       7.

                                   SCHEDULE 1
                                                                       EXHIBIT C
                                  FEE SCHEDULE

ESCROW AGENT:  BRAMBLES NSD, INC.
               2109 BERING DRIVE
               SAN JOSE, CA 95131-2014

RE:  ESCROW AGREEMENT # _________________, DATED _______________________________

1.   INITIAL ACCEPTANCE FEE (ONE TIME ONLY)                      $1,125.00

2.   CUSTOM ESCROW AGREEMENTS
          PRICED BY PROPOSAL

3.   ANNUAL STORAGE FEE
          STANDARD STORAGE UNIT 10" X 10" X 24"
          (LARGER UNITS AVAILABLE)                               $  425.00

          (TOTAL START-UP AND FIRST YEAR'S FEES = $1,550.00)

4.   ACCOUNT ADMINISTRATION/MAINTENANCE
          CLERICAL (ONE HOUR MINIMUM PER YEAR)                   $   30.00/HR.
          OFFICER LEVEL (AS REQUIRED)                            $   70.00/HR.
          TERMINATION FEE (MINIMUM)                              $  150.00
               SHIPPING ADDITIONAL

5.   REGISTRATION OF ADDITIONAL LICENSES TO
     MULTIPLE LICENSEE ESCROW
          FIRST LICENSEE                                         NO CHARGE
          ADDITIONAL LICENSEES - INITIAL REGISTRATION            $  110.00 EA.
          ANNUAL FEE PER LICENSEE THEREAFTER                     $   25.00 EA.

6.   OUTSIDE COSTS
          COST PLUS 10%, AS INCURRED

PRICES SUBJECT TO CHANGE WITHOUT NOTICE.
                                                              Effective 12/15/92

                                       8.

                                    EXHIBIT E

                                   TRADEMARKS


STARFISH

INTERA

TRUSYNC



                                       5.